Exhibit 99.1

Execution Version

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”), is effective the 22nd day of January, 2009, among Toreador Resources Corporation, a Delaware corporation (the “Company”), Nanes Balkany Partners I LP, a Delaware limited partnership (“Nanes Balkany”), Nigel J. Lovett, an individual (“Lovett”), John M. McLaughlin, an individual (“McLaughlin”), Julien Balkany, an individual (“Balkany”), Craig M. McKenzie, an individual (“McKenzie”), and Peter Hill, an individual (“Hill”) (Balkany, McKenzie and Hill are each a “New Director” and collectively, the “New Directors”).

WHEREAS, Nanes Balkany has given notice of its intention, at the 2009 annual meeting of the Company’s stockholders, or any other meeting of stockholders held in lieu thereof, and at any adjournments, postponements, reschedulings or continuations thereof (“2009 Annual Meeting”), to nominate three (3) nominees to be elected to the Company’s board of directors (“Board”); and

WHEREAS, the Company and Nanes Balkany have each determined that it is in their respective best interests and in the best interests of the Company’s stockholders to enter into this Agreement whereby, among other things, the Company will appoint the New Directors to the Board and Nanes Balkany will abandon its nomination of directors, in each case as more fully provided herein;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

Section 1.1            Board Matters; Nominations at 2009 Annual Meeting.

(a)            Subject to the terms hereof and contemporaneously herewith, Nanes Balkany and its Affiliates hereby withdraw their nominations for director in connection with the 2009 Annual Meeting by way of that certain letter to the Company dated January 14, 2009.  For purposes of this Agreement, “Affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and any employees, officers, directors, managers, members or partners of any such person.

(b)             Subject to the terms hereof and contemporaneously herewith, the Company has taken all requisite action (including the calling of a special meeting of the Board to approve such actions) to:

(i)
accept and recognize the resignations of Lovett and McLaughlin as directors of the Company as of the date hereof (as set forth in Section 1.3) so that, in addition to David M. Brewer’s prior resignation as a director of the Company, there are three (3) vacancies on the Board;

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(ii)
elect each of the New Directors to serve as a director of the Company to fill the three (3) vacancies thus created and to serve in such capacity until the 2009 Annual Meeting or until their successors are duly elected and qualified; and

(iii)	elect Hill as the non-executive Chairman of the Board to serve in such capacity until the appointment of his successor as non-executive Chairman of the Board.

(c)           Subject to the terms hereof, the Company hereby covenants and agrees that at the 2009 Annual Meeting the New Directors will be nominated for election as directors of the Company for terms expiring at the 2010 annual meeting of the Company’s stockholders (“2010 Annual Meeting”) or until their successors are duly elected and qualified.  Prior to the 2009 Annual Meeting, (i) the Board shall recommend (and shall not change such recommendation in a manner adverse to the New Directors unless required to do so by the Board's fiduciary duties) that the Company's stockholders vote in favor of the New Directors at the 2009 Annual Meeting and (ii) the Company shall solicit proxies for the election of the New Directors at the 2009 Annual Meeting.

(d)           Subject to the terms hereof, the Company also hereby covenants and agrees that in addition to the nomination of the New Directors as set forth herein (i) up to a maximum number of four (4) individuals (which may include current directors of the Company) (the “Additional Nominees”) shall be nominated at the 2009 Annual Meeting for election as directors of the Company for terms commencing at the close of the 2009 Annual Meeting in accordance with the recommendations of the Nominating and Corporate Governance Committee of the Board; (ii) at the 2009 Annual Meeting, the Board shall recommend (and shall not change such recommendations unless required to do so by the Board’s fiduciary duties) that the Company’s stockholders vote in favor of the Additional Nominees; and (iii) the Company shall solicit proxies for the election of the Additional Nominees at the 2009 Annual Meeting; it being understood that the Nominating and Corporate Governance Committee shall consider the nomination of Tom C. Davis, as previously made by Frederic Auberty, Antonia Lee, the Estate of William I. Lee, Deceased, Auberty Co., Inc., Auberty 2001 Trust and Wilco Properties, Inc. for election commencing at the close of the 2009 Annual Meeting.

(e)           At any time prior to the 2010 Annual Meeting, should either Balkany or McKenzie resign from the Board, be rendered unable to serve on the Board by reason of death or disability, or decide not to seek election to the Board at the 2009 Annual Meeting or the 2010 Annual Meeting, Nanes Balkany shall, with the consent of the Company (which consent shall not be unreasonably withheld or delayed), be entitled to designate a replacement for Balkany or McKenzie as a director (or nominee for director) who is deemed reasonably qualified by the Board, and the Company shall take all necessary action to implement the foregoing as promptly as practicable.  Any such designated replacement who becomes a Board member under this Section 1.1(e) shall be deemed to be a New Director for all purposes under this Agreement and, prior to his or her appointment to the Board, shall be required to agree in writing, to the extent applicable, to the provisions of Section 1.1(f) and (g) of this Agreement.

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(f)           Subject to the terms hereof, the Company also hereby covenants and agrees to recommend to the full Board and seek the approval of Hill as non-executive Chairman of the Board until after the 2010 Annual Meeting.

(g)           Each New Director agrees to provide to the Company upon its request, without unreasonable delay, true and complete information regarding such New Director required by law to be included in the Company's proxy materials relating to the 2009 Annual Meeting.

(h)           The Company agrees that each New Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board and (ii) the same compensation for his or her service as a director as the compensation received by other directors on the Board.

Section 1.2            Board Committees. The Company agrees that Balkany and Hill shall be offered, promptly upon the execution of this Agreement, the opportunity to assume the following roles in the Board’s committees: (i) Balkany shall be elected to serve as a member of the Executive Committee and the Nominating and Corporate Governance Committee, and (ii) Hill shall be elected to serve as member of the Executive Committee, Nominating and Corporate Governance Committee, Audit Committee and the Compensation Committee; provided that in all such cases that each of Balkany and Hill shall be entitled to be a member of any committee of the Board only if he meets any independence or other requirements under applicable law and the rules and regulations of the Nasdaq Stock Market or other securities exchange that the Company's securities may then be traded for service on such committee.

Section 1.3            Resignations. Simultaneously with the execution of this Agreement and the Separation and Mutual Release Agreement by and between Lovett and the Company attached as Exhibit A hereto, the Release Agreement by and between Lovett and Nanes Balkany attached as Exhibit B hereto, the Resignation and Mutual Release Agreement by and between McLaughlin and the Company attached as Exhibit C hereto, the Release Agreement by and between McLaughlin and Nanes Balkany attached as Exhibit D hereto, and a separate Indemnity Agreement by and between Lovett and the Company and by and between McLaughlin and the Company in the form attached as Exhibit E hereto, Lovett hereby irrevocably resigns as the President and Chief Executive Officer and a director of the Company, and McLaughlin hereby irrevocably resigns as a director of the Company.  The parties hereto agree and acknowledge that the preceding sentence shall serve as Lovett’s and McLaughlin’s formal irrevocable resignations delivered to the Company and upon execution of this Agreement and the agreements attached as Exhibits A through E, all of which agreements shall be executed concurrently with the execution of this Agreement, no additional agreement, notice or action shall be necessary to immediately effectuate such resignations in accordance therewith.  Lovett and McLaughlin each agree that he shall not contest or seek to contest the validity or effectiveness of such resignations.

Section 1.4            Severance Agreement.  As set forth in the Separation and Mutual Release Agreement attached as Exhibit A, the Company hereby acknowledges that Lovett will be due certain severance payments under Section 3(d)(ii) of his Employment Agreement with the Company, dated March 12, 2008 and the Company shall pay such amounts promptly in accordance with the terms of such agreement.

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Section 1.5            Appointment of New Officer.  Subject to the terms hereof and contemporaneously herewith, McKenzie will be appointed as the interim Chief Executive Officer and President of the Company.  While serving as interim Chief Executive Officer, McKenzie’s compensation and benefits shall be $35,000 per month plus substantially similar benefits as paid to the previous President and Chief Executive Officer, under the terms and conditions set forth in that certain Letter Agreement attached as Exhibit F hereto to be executed concurrently with the execution of this Agreement.  Promptly upon the execution of this Agreement, the Board will form a search committee for the purpose of conducting a search for the new President and Chief Executive Officer of the Company (the “Search Committee”).  Hill and Balkany shall serve as members of the Search Committee, and Hill shall serve as chairman of the Search Committee.  The Search Committee shall conduct the search utilizing a nationally-recognized search firm and may consider McKenzie for the new President and Chief Executive Officer role, but Lovett shall not be considered as a candidate.  The new President and Chief Executive Officer of the Company must be appointed by the Board no later than the earlier of the date of completion of the Company’s proxy statement for the 2009 Annual Meeting or April 15, 2009.

Section 1.6            Solicitation.  From the date hereof until the conclusion of the 2010 Annual Meeting, neither Nanes Balkany nor any of its Affiliates nor Balkany nor McKenzie shall, directly or indirectly, other than as contemplated by this Agreement and other than in a manner consistent with the recommendations of the Board to the Company's stockholders, (i) solicit proxies or consents for the voting of any securities of the Company or otherwise become a “participant,” directly or indirectly, in any “solicitation” of “proxies” or consents to vote, or become a “participant” in any election contest involving the Company or the Company's securities (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)), (ii) seek to advise or influence any person with respect to the voting of any securities of the Company, (iii) initiate, propose or otherwise “solicit” the Company's stockholders for the approval of stockholder proposals, (iv) otherwise communicate with the Company's stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, or (v) otherwise engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company's stockholders for their vote.  The 2010 Annual Meeting shall be held no later than June 30, 2010.

Section 1.7            Voting.  At the 2009 Annual Meeting, Nanes Balkany shall cause all shares of Common Stock beneficially owned by it and its Affiliates to be present at such meeting for purposes of establishing a quorum and to be voted for the New Directors and the other nominees recommended by the Board.

Section 1.8            Prohibited Actions. Subject to the terms hereof, the Company agrees that it shall not from the date hereof until after the 2010 Annual Meeting, (i) increase the size of the Board to more than seven (7) directors; (ii) change any provisions of the Company’s Bylaws or Certificate of Incorporation that would adversely affect the ability of the stockholders of the Company to nominate directors, fill vacancies on the Board, remove directors, or take any substantially similar action without approval of a majority of the Board, including Balkany; or (iii) otherwise amend any of its charters or policies in a manner that would be inconsistent with the terms hereof or adverse to the stockholders of the Company.

Settlement Agreement

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Section 1.9            Stock Ownership by Directors.  Promptly upon the execution of this Agreement, the Company shall adopt a policy requiring all Board members to beneficially own or represent at least 50,000 shares of the Company’s common stock within (i) six months of the execution of this Agreement, or (ii) six months from the date he or she is first appointed or elected to the Board.  This policy shall deem any shares of Company common stock to satisfy such stock ownership requirement if the Board member (i) purchases the Company common stock on the open market, (ii) obtains shares of Company common stock as a result of the exercise of options, and (iii) holds restricted shares of the Company common stock, including any such holdings that are not vested.  The minimum holdings requirement shall not be satisfied by a Board member’s holdings of unexercised options to purchase the Company’s common stock.

Section 1.10          Expenses. The Company shall promptly reimburse Nanes Balkany for all reasonable, documented out-of-pocket costs and expenses incurred prior to the execution of this Agreement and in connection with activities relating to the potential election contest with the Company, including any Securities and Exchange Commission filings relating to the Company and associated legal fees; provided, that the costs and expenses to be paid or reimbursed by the Company to Nanes Balkany pursuant to this Section 1.10 shall not exceed $85,000.

Section 1.11          Stockholder Rights Plan.  The Company agrees to take all necessary actions to redeem all rights previously issued to stockholders under the Company’s Rights Agreement, dated as of November 20, 2008, within fifteen (15) days of the Company obtaining all necessary consents (the “Consents”) under its Loan and Guarantee Agreement.  The Company shall employ reasonable best efforts to obtain the Consents as soon as practicable.

Section 1.12          Form 8-K. The Company agrees to disclose this Agreement in a Form 8-K filed with the Securities and Exchange Commission in the time period required by applicable law and to file this Agreement as an exhibit to such Form 8-K.

Section 1.13          Press Release.  In conjunction with the filing of the Form 8-K, Nanes Balkany and the Company shall coordinate the filing of a press release in the form attached as Exhibit G hereto announcing the execution of this Agreement.

Section 1.14          Indemnity Agreement.  Concurrently with the execution of this Agreement, a separate Indemnity Agreement by and between Balkany and the Company, by and between McKenzie and the Company, and by and between Hill and the Company in the form attached as Exhibit H hereto shall be executed by such parties.

ARTICLE II.

Section 2.1            Representations and Warranties.

(a)           Each of the parties hereto represents and warrants to the other party that:

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(i)	such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(ii)
the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

(iii)
the Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; and

(iv)
this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

(b)           Nanes Balkany hereby represents and warrants to the Company that neither Nanes Balkany, nor its Affiliates, have formed with any other stockholders a “group” within the meaning of Section 13(d)(3) of the Exchange Act, with respect to the securities of the Company.

(c)           The parties hereto acknowledge, warrant and represent that they have carefully read this Agreement, understand it, have consulted with and received the advice of counsel regarding this Agreement, agree with its terms, are duly authorized to execute it and freely, voluntarily and knowingly execute it.

Section 2.2            General.

(a)           This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, personal representatives and assigns of the parties hereto.  Neither Nanes Balkany, nor its Affiliates, may assign any of its rights or obligations under this Agreement to any other person.

(b)           This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.

(c)           This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

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(d)           All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by facsimile, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:

If to the Company:

Toreador Resources Corporation
13760 Noel Road, Suite 1100
Dallas, Texas 75240-1383

Fax:  (214) 559-3945

with a copy to:

Haynes and Boone, LLP
Attn:  Janice V. Sharry
2323 Victory Avenue, Suite 700
Dallas, Texas 75219

Fax:  214-200-0620

If to Nanes Balkany or Balkany:

Nanes Balkany Partners I LP
400 Madison Avenue, Suite 12C
New York, New York 10017

Fax:  (212) 499-2995

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Attn:  Steven Wolosky
Park Avenue Tower
65 East 55th Street
New York, New York 10022

Fax:  (212) 451-2222

If to McKenzie:

17 Villosa Ridge Point
Calgary, Alberta, Canada T3Z 1H3

Fax:  (403) 202-8689

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with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Attn:  Steven Wolosky
Park Avenue Tower
65 East 55th Street
New York, New York 10022

Fax:  (212) 451-2222

If to Hill:

130 Belcher Drive
Sudbury, MA 01776

If to Lovett:

3535 Gillespie, No. 506
Dallas, TX 75219

with a copy to:

Joseph E. Dannenmaier
Thompson & Knight LLP
1722 Routh Street, Suite 1500
Dallas, TX 75201

Fax:  (214) 969-1751

If to McLaughlin:
2201 Sherwood Way, Suite 201
San Angelo, TX 76901

with a copy to:

Joseph E. Dannenmaier
Thompson & Knight LLP
1722 Routh Street, Suite 1500
Dallas, TX 75201

Fax:  (214) 969-1751

(e)           This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.

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(f)           Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

(g)           It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(h)           Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(i)           Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have entered this Agreement effective as of the date set forth above.

TOREADOR RESOURCES CORPORATION, a Delaware corporation

By:	/s/ Charles J. Campise
	Name:	Charles J. Campise
	Title:	SR VP & CFO

NANES BALKANY PARTNERS I LP, a Delaware limited partnership

By: Nanes Balkany Partners LLC, its General Partner

By:	/s/ Julien Balkany
	Name:	Julien Balkany
	Title:	Managing Member

By:	/s/ Nigel J. Lovett
	Name:	Nigel J. Lovett

By:	/s/ John M. McLaughlin
	Name:	John M. McLaughlin

By:	/s/ Julien Balkany
	Name:	Julien Balkany

By:	/s/ Peter Hill
	Name:	Peter Hill

By:	/s/ Craig M. McKenzie
	Name:	Craig M. McKenzie

Settlement Agreement